Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

RAYOVAC CORPORATION

The following Amended and Restated Articles of Incorporation “Restated Articles”) of Rayovac Corporation, a Wisconsin corporation (the “Corporation”), were duly adopted in accordance with and pursuant to Sections 180.1003 and 180.1007 of the Wisconsin Business Corporation Law (the “WBCL”),Chapter 180 of the Wisconsin Statutes (“Chapter 180”), and amend, supersede and restate the Corporation’s existing Restated Articles of Incorporation.

ARTICLE I

The name of the Corporation is RAYOVAC CORPORATION.

ARTICLE II

The period of existence of the Corporation shall be perpetual.

ARTICLE III

The purpose or purposes for which the Corporation is organized is to carry on and engage in any lawful activity within the purposes for which corporations may be organized under Chapter 180.

ARTICLE IV

The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is (i) one hundred and fifty million (150,000,000) shares of common stock, each having a par value of one penny ($.01) (“Common Stock”), and (ii) five million (5,000,000) shares of preferred stock, each having a par value of one penny ($.01) (“Preferred Stock”).

ARTICLE V

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences, and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the WBCL, including, without limitation, the authority to provide that any such class or series may be (a) subject to redemption at such time or times and at such price or prices;(b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

ARTICLE VI

No holder of any class of stock of the Corporation shall, because of such holder’s ownership of said stock, have any pre-emptive or other right to purchase, or subscribe for, or take any part of any class of stock, or any part of any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase any class of stock of the Corporation.

ARTICLE VII

(a) The number of directors constituting the Board of Directors of the Corporation shall be such number (one or more) as is fixed from time to time by the By-laws of the Corporation.

(b) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected and until his successor is duly elected and duly qualified; provided, however, that each initial director of the first class shall hold office until the date of the annual meeting of shareholders held in 1999 and until his successor is duly elected and duly qualified, each initial director of the second class shall hold office until the date of the annual meeting of shareholders held in 2000 and until his successor is duly elected and duly qualified, and each initial director of the third class shall hold office until the date of the annual meeting of shareholders held in 2001 and until his successor is duly elected and duly qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be duly elected and shall duly qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

Any director may be removed from office as a director, but only for cause, by the affirmative vote of holders of at least two-thirds (66 2/3%) of the voting power of shares entitled to vote at an election of directors.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the instrument creating such class or series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article SEVENTH unless expressly provided by such terms.

(c) The presence of a majority of the total number of directors shall constitute a quorum for the transaction of business and, except as otherwise provided herein or in the By-laws of the Corporation, the vote of a majority of such quorum shall be required in order for the Board of Directors to act.

ARTICLE VIII

Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation. The shareholders shall not have the power to consent in writing to the taking of any action.

ARTICLE IX

Unless otherwise required by law, special meetings of shareholders, for any purpose or purposes, may be called only by (i) the Chairman of the Board of Directors, if there be one, (ii) the President, (iii) any Vice President, if there be one, (iv) the Secretary or (v) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing of a majority of the Board of Directors. The shareholders shall not have the power to call a special meeting of shareholders of the Corporation.

ARTICLE X

The address of the registered office of the Corporation is 601 Rayovac Drive, P.O. Box 4960, Madison, Wisconsin 53711-0960, in Dane County and the name of the Corporation’s registered agent at such address is David A. Jones.

ARTICLE XI

These Restated Articles of Incorporation may be amended pursuant to the By-laws of the Corporation and in the manner authorized by law at the time of amendment.

ARTICLE XII

If any of the Corporation’s shareholders enter into one or more agreements with the Corporation that impose limitations on the transfer of shares of the Corporation’s Common Stock or that otherwise provide for the purchase and sale of outstanding shares upon the happening of certain events and contingencies, each such agreement shall be binding on the parties to the agreement in all respects, and any attempted transfer of shares in violation of the agreement’s terms and provisions shall be void and ineffective in all respects. If any such agreement so provides, all persons who subsequently acquire shares shall be bound by the agreement’s terms and provisions as if they were signatories to the agreement.

ARTICLES OF AMENDMENT

OF

RAYOVAC CORPORATION

A. The name of the corporation (prior to the change effected by this amendment) is “RAYOVAC CORPORATION”.

B. The amendment adopted is to amend Article I of the articles of incorporation of the corporation to change the name of the corporation to “SPECTRUM BRANDS, INC.”, so that, as amended, Article I reads as follows:

“ARTICLE I

The name of the Corporation is SPECTRUM BRANDS, INC.”

C. The date of adoption of the amendment was April 27, 2005.

D. The amendment was proposed by the Board of Directors and adopted by the shareholders of corporation in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

E. The amendment shall become effective at 12:01 a.m. C.D.T. on May 2, 2005.

DULY EXECUTED and delivered by the undersigned on April 28, 2005.

RAYOVAC CORPORATION

By:	/s/ James T. Lucke
Name:	James T. Lucke
Title:	Senior Vice President, Secretary and General Counsel